UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 11, 2005

QUINCY GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-31501	98 0218264
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

309 Center Street, Hancock, MI 49930
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (906) 482 4695

ITEM 5.02 ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Appointment of President, COO and Director

On February 11, 2005 the Registrant agreed to appoint Art Ettlinger, Ph. D., P. Geo. as its President and Chief Operating Officer as well as a member of its Board of Directors. The Registrant’s board of directors approved the appointment on February 14, 2005.

Background

Dr. Ettlinger graduated from Michigan Technological University in 1979 with a B.S. in Geological Engineering and in 1981 with a M.S. in Mining Engineering. In 1990, Dr. Ettlinger received a Ph.D. in Geology from Washington State University. Dr. Ettlinger has over twenty years of mineral exploration experience working on gold, platinum, diamond, uranium and petroleum projects throughout Canada, the United States, Russia and Central Asia. Companies and organizations he has worked for as either a mining engineer or geologist include: Schlumberger Well Services, Chevron Resources Corp., Orvana Minerals Corp., Santa Fe Pacific Gold Corp., the British Columbia Geological Survey and the University of British Columbia. During the period March 1996 through June 2002, Dr. Ettlinger worked as a mining analyst with two Canadian brokerage houses where he followed and reported on the Canadian junior mining sector. Most recently, Dr. Ettlinger was President and CEO of Dunsmuir Ventures Ltd., a junior natural resource exploration company listed on the TSX Venture Exchange.

Management Services Agreement

The Registrant has entered into an agreement with a company owned by Dr. Ettlinger pursuant to which the Registrant will pay the sum of CAD $10,000 per month and grant to Dr. Ettlinger an option to acquire 500,000 shares of the Registrant’s common stock at a price of CAD $0.56 per share, subject to vesting over two years and expiring in 2010. The grant is subject to shareholder approval.

Other Management Changes

The appointment of Dr. Ettlinger is part of a program to streamline the Registrant’s management structure. As part of this program, Daniel T. Farrell was appointed Chairman of the Board of Directors and will continue as Chief Executive Officer of the Registrant. Thomas Skimming resigned a Vice-President (Exploration) but will continue as a member of the Board of Directors.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. - The following documents are filed as exhibits to this report:

99.1	Press release issued February 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2005

QUINCY GOLD CORP.

By:	/s/ James N. Fairbairn
James N. Fairbairn
Chief Financial Officer